UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2022

HARRISON, VICKERS & WATERMAN, INC.

(Exact name of registrant as specified in its charter)

Wyoming	333-162072	26-2883037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

240 Vaughan Drive, Suite C

Alphretta, GA 30009

(Address of principal executive offices)

(770) 235-6053

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01. Change in Control of Registrant.

Merger Closing

On August 8, 2022, Harrison, Vickers & Waterman, Inc., a Wyoming corporation ("HVCW"), PEN Merger Sub, LLC, a California limited liability company ("Merger Sub"), Pacific Energy Network LLC, a California limited liability company ("PEN"), and Robert William Tetsch on behalf of the members of PEN, (the “Merger”) officially closed on the previously disclosed Agreement and Plan of Merger (the “Merger Agreement”) which was executed July 15, 2022.

Pacific Energy Network (PEN) is a California based parent company of several subsidiary LLC's that manage solar, roofing, HVAC, security, distribution, consulting, lead generation, marketing, sales, data, software and mortgage divisions. Founded in 2018, PEN has quickly become one of the largest and most successful home services companies in the nation with a footprint across multiple states. With a focus on customer satisfaction and strategic business planning, PEN has grown into a multi-product business that has increased revenue year over year and expanded its reach into new markets across the United States.

The Merger Agreement provided that, upon the closing, the Merger Sub was merged with and into PEN, with PEN continuing as a wholly owned subsidiary of HVCW, but with the management of PEN taking over voting control of HVCW.

The Merger Agreement was forwarded to the California Secretary of State for filing and issuance of a Certificate of Merger.  The Merger was approved by the stockholders of HVCW and the members of PEN. The Merger Agreement was approved, authorized and agreed to by the boards of directors of each of HVCW and PEN.

Effective on August 8, 2022, Jeffrey M. Canouse, sole Officer and Director and Majority Shareholder of HVCW, appointed Robert W. Tetsch as sole Officer and Director of HVCW as his successor as his last official act and resigned as a condition of the Merger.

Also, effective on August 8, 2022, Jeffrey M. Canouse, assigned all 51 shares of HVCW’s Series B Preferred Stock, giving Robert Tetsch majority voting control of HVCW.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the text of the Merger attached hereto and incorporated by reference herein.

Item 5.02. Departure of Certain Officers and Directors.

Departure of Jeffrey M. Canouse and Appointment of Robert Tetsch

Effective on August 8, 2022, Jeffrey M. Canouse, Sole Officer and Director of HVCW resigned from his positions, and the Board of Directors accepted the appointment of Robert Tetsch, as the Company’s new Sole Officer and Director to replace Mr. Canouse on that date.

Mr. Canouse’s resignation was not due to any disagreement with the Company or its Board of Directors.

Robert Tetsch (35) is a self-taught business visionary. He founded Modern Pro Solutions (formerly Pacific Energy Network) in 2018 to leverage his nearly 20 years of field and managerial experience in all aspects of home and business services, maintenance, and owner support. Since starting Modern Pro Solutions, a full-service residential and commercial rooftop solar energy company, Mr. Tetsch has led an ambitious vertical integration. In 2021, Modern Pro Solutions expanded its footprint from residential solar and structured a parent company that manages subsidiary roofing, solar, HVAC, smart home, business consulting, distribution, and business financing. Born into an Army family that helped instill the virtues of hard work, discipline, accountability, and leadership, Mr. Tetsch is intent on pioneering the integrated home services industry. His plans include expansion of MPS’s territory and partnerships, and authorized dealer relationships, and scaling the company’s manufacturing and distribution capabilities to combat supply chain inconsistencies. Mr. Tetsch is also intent on adding a range of services such as integrating and mobilizing, building data collected from internet-of-things-connected devices, building inspections, maintenance consulting, control and monitoring software, green mortgages and bringing consumer financing in house.

Item 7.01. Regulation FD Disclosure.

On August 11, 2022, HVCW issued a press release announcing that the Company closed on the Merger with Pacific Energy Network LLC.

In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in Exhibit 99.1 hereto are deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act. The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Agreement and Plan of Merger dated as of July 15, 2022, among Harrison, Vickers & Waterman, Inc. (HVCW), PEN Merger Sub, Inc., and Pacific Energy Network LLC (PEN).

99.1	Board of Directors Consent Dated August 8, 2022.

99.2	Press Release dated August 11, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRISON, VICKERS & WATERMAN, INC.

Date: August 11, 2022	By:	/s/ Robert Tetsch
Name: Robert Tetsch
Title: Chief Executive Officer